EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

MORNINGSIDE VENTURE (I) INVESTMENTS LTD.

By:	/s/ Frances Anne Elizabeth Richard
Frances Anne Elizabeth Richard, Director

/s/ Frances Anne Elizabeth Richard
Frances Anne Elizabeth Richard

/s/ Jill Marie Franklin
Jill Marie Franklin

/s/ Peter Stuart Allenby Edwards
Peter Stuart Allenby Edwards

/s/ Raymond Long Sing Tang
Raymond Long Sing Tang

EQUAL TALENT INVESTMENTS LIMITED

By:	/s/ Tracy Gia Yunn Tsoi
Tracy Gia Yunn Tsoi, Director

/s/ Tracy Gia Yunn Tsoi
Tracy Gia Yunn Tsoi

SEASON PIONEER INVESTMENTS LIMITED

By:	/s/ Tracy Gia Yunn Tsoi
Tracy Gia Yunn Tsoi, Director

/s/ Tracy Gia Yunn Tsoi
Tracy Gia Yunn Tsoi